Exhibit 99.1

For Immediate Release

Oct. 27, 2005

Contact

Media
Nick Gold
Director, Media Relations
404 584 3457 (office)
404 275 9501 (cellular)
ngold@aglresources.com

Financial
Brian Little
Director, Investor Relations
404 584 4414 (office)
404 227 5648 (cellular)
blittle@aglresources.com

AGL RESOURCES REPORTS THIRD QUARTER EARNINGS
AND RAISES 2005 EARNINGS GUIDANCE

ATLANTA, GA - (Business Wire) - Oct. 27, 2005 - AGL Resources (NYSE: ATG) today reported third quarter 2005 net income of $15 million compared with $20 million reported for the third quarter of 2004. Net income for the nine months ended Sept. 30, 2005 was $127 million, a $20 million increase over the $107 million reported for the nine months ended Sept. 30, 2004. Based on year-to-date earnings, the continued success with the integration of the NUI and Jefferson Island Storage & Hub (JISH) acquisitions, and a continued favorable outlook for solid results across the various businesses, AGL Resources is revising its 2005 earnings guidance upward to a range of $2.35 to $2.45, a 10 cent increase to the company’s previously provided range of $2.25 to $2.35.

“This was the quarter when all of our time and effort in preparedness paid off for both investors and customers,” said Paula Rosput Reynolds, chairman, president and chief executive officer of AGL Resources. “We generated solid results out of all of our businesses during the quarter and delivered superior value in our energy services and underground storage operations from market conditions surrounding two successive hurricanes.”

The $5 million decrease in third quarter 2005 net income as compared to third quarter 2004 is largely driven by increased interest expense associated with the debt incurred to finance the company’s acquisitions of NUI and JISH as well as increased seasonal variation in utility sales relative to the year earlier quarter. The company’s results for the third quarter 2005 reflect improved earnings in its Retail Energy Operations and Energy Investments segments, offset by losses in the Wholesale Services segment generated by the accounting treatment on gas inventory that has been economically hedged. The company’s results from its Distribution Operations segment improved slightly as compared to last year, reflecting improved performance at Atlanta Gas Light, Virginia Natural Gas and Chattanooga Gas.

The earnings generated $0.19 per basic and diluted share for the third quarter of 2005, reflecting the effect of the company's 11-million share equity issuance in November 2004. The company reported $0.31 per basic and diluted share for the third quarter of 2004. Earnings per share for the 2005 quarter are based on weighted average shares outstanding of 77.5 million, while 2004 third quarter earnings per share were based on weighted average shares outstanding of 65.1 million.

The company’s consolidated earnings before interest and taxes (EBIT) for the third quarter of 2005 were $52 million, a $6 million or 13 percent improvement over the $46 million in the same period last year.

QUARTERLY RESULTS BY BUSINESS SEGMENT

Distribution Operations

The Distribution Operations segment’s EBIT contribution of $49 million in the third quarter 2005 increased $1 million as compared to the third quarter 2004. Elizabethtown Gas, Elkton Gas and Florida City Gas, acquired from NUI in November 2004, contributed net seasonal losses of $2 million offset by increased EBIT contributions from Atlanta Gas Light, Virginia Natural Gas and Chattanooga Gas Company.

Operating margin was $168 million for the quarter, up $33 million or 24 percent from the same period last year, of which $31 million came from Elizabethtown Gas, Elkton Gas and Florida City Gas. Atlanta Gas Light’s operating margin was higher as a result of higher revenues from the pipeline replacement program and gas stored for marketers. The remainder of the improved operating margin came from customer growth in the Atlanta Gas Light, Chattanooga Gas and Virginia Natural Gas service territories. The customer growth at Atlanta Gas Light offset the $1 million reduction in third quarter 2005 operating revenues resulting from the June 10, 2005 Settlement Agreement with the Georgia Public Service Commission (GPSC) resolving Atlanta Gas Light’s 2004-2005 rate case. Total operating expenses increased $33 million or 38 percent as compared to last year, primarily due to the addition of Elizabethtown Gas, Elkton Gas and Florida City Gas, which contributed $32 million of the increase.

The Distribution Operations segment continued during the quarter to integrate Elizabethtown Gas, Elkton Gas and Florida City Gas. The execution of the company’s original acquisition integration plans is virtually complete. One of the key performance metrics used by the company to measure the success of the integration has been operations and maintenance expense (O&M)-per-customer, which for the total segment is $38 for the third quarter 2005. On an annualized basis, this equates to $152 per customer and is equivalent to the segment’s annual 2004 O&M-per-customer metric (excluding Elizabethtown Gas, Elkton Gas and Florida City Gas).

Retail Energy Operations

Retail Energy Operations, comprised of SouthStar Energy Services, contributed EBIT of $7 million in third quarter 2005 as compared to $2 million in the prior year quarter, an increase of $5 million. The increased EBIT contribution was driven largely by increased operating margins of $6 million and a $1 million decrease in total operating expenses offset by the amount the company records as minority interest in SouthStar’s earnings, which increased $2 million relative to the prior year quarter due to increased SouthStar earnings.

Operating margin increased due to higher commodity margins in the third quarter 2005, reflecting larger spreads between wholesale and retail prices as well as higher interruptible customer operating margins and gains on hedging transactions. The increased operating margin was offset by lower operating revenues from late payment fees in 2005 resulting from an increase in the minimum balance (from $10 to $30) on which SouthStar is allowed to charge a late fee in accordance with new GPSC regulations.

The Retail Energy Operations segment is a new operating segment established in the first quarter of 2005. Previously, SouthStar was included in the Energy Investments operating segment. AGL Resources added this new operating segment in accordance with the requirements of Statement of Financial Accounting Standards No 131, Disclosures about Segments of an Enterprise and Related Information, in order to provide more transparency and visibility into the results and operations of SouthStar, as well as the results and operations of those businesses comprising the Energy Investments segment, including JISH and Pivotal Propane of Virginia.

Wholesale Services

The Wholesale Services segment’s EBIT contribution in the third quarter declined by approximately $5 million relative to the third quarter 2004 primarily due to a $2 million decrease in operating margin and a $3 million increase in operating expenses. Operating margin for the third quarter 2005 was negatively affected by an average increase in forward NYMEX gas prices during the current year quarter of $6 per MMBtu (million British thermal units) as compared to a 70 cent per MMBtu increase in forward NYMEX gas prices in third quarter 2004. These increases in gas prices resulted in mark-to-market accounting losses on hedged storage positions during the current and prior year quarter of approximately $35 million and $3 million (both net of regulatory sharing), respectively. The 2005 losses are to be offset by operating margin expected to be recognized through the segment’s earnings during the quarters ending Dec. 31, 2005 and Mar. 31, 2006 when the inventory is physically withdrawn from storage as based on Wholesale Services’ anticipated inventory withdrawal schedule and forward NYMEX gas prices at Sept. 30, 2005. These mark-to-market accounting losses during the third quarter 2005 were partially offset by increased operating margin on physical gas sales and transportation transactions as a result of increased volatility during the quarter as compared to last year largely due to hurricanes Katrina and Rita.

Operating expenses increased primarily as a result of higher payroll costs due to increased headcount and a temporary relocation of portions of Sequent’s operations during Hurricane Rita. Additionally, depreciation expense increased during the third quarter 2005 as compared to the prior year quarter due to the implementation of Sequent’s new Energy Trading and Risk Management system that was not in service in the third quarter of 2004.

Energy Investments

The Energy Investments segment contributed EBIT of $5 million for the third quarter of 2005 compared to a $1 million loss in the third quarter of 2004. This $6 million improvement was driven by $4 million in EBIT contributions from the 2004 acquisition of JISH, as well as $1 million in EBIT contribution from Pivotal Propane of Virginia which became operational in April 2005. AGL Networks also contributed a $1 million increase in EBIT due to improved operating margins.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for the third quarter of 2005 was $27 million compared with $17 million in the third quarter of 2004. The $10 million, or 59 percent, increase reflects $7 million of additional interest expense associated with the NUI and JISH acquisition debt and $3 million from higher short-term interest rates as well as from increased borrowings under the company’s commercial paper program due to the injection of gas inventory storages during the summer months. The cost of these gas storage injections increased during the third quarter 2005 as compared to last year due to higher gas prices and the injection of gas storages for Elizabethtown Gas, Elkton Gas and Florida City Gas, which the company did not own in the third quarter of 2004. Average debt outstanding for the nine months ended Sept. 30, 2005 was $1.8 billion, a $0.6 billion increase over the prior year’s average outstanding debt of $1.2 billion. The company's debt-to-capitalization ratio as of Sept. 30, 2005, was 57 percent, slightly up from the 55 percent as of Sept. 30, 2004, but down from 58 percent as of Dec. 31, 2004.

Third quarter 2005 income taxes of $10 million increased $1 million as compared to the third quarter of 2004. Favorable income tax adjustments totaling approximately $3 million were recorded in the third quarter of 2004 due to the comparison of the company’s 2003 tax return filed in September 2004 to its income taxes accrued in 2003, resulting in increased income tax expense in the third quarter 2005 as compared to the prior year quarter. This increase in income tax expense for third quarter 2005 was offset by a decrease in income tax expense primarily due to a $4 million decrease in earnings before income taxes during the current year quarter as compared to the prior year quarter.

YEAR-TO-DATE RESULTS

For the nine months ended Sept. 30, 2005, earnings per share were $1.64 per basic share ($1.62 per diluted share), compared with $1.66 per basic share ($1.64 per diluted share) for the nine months ended Sept. 30, 2004. Weighted average shares outstanding for the nine months ended Sept. 30, 2005, were 77.2 million, up 19 percent from the 64.8 million in the prior year period, as a result of the company’s 11-million share equity offering in November 2004 and the exercise of stock options.

Operating margin increased $184 million or 32 percent for the nine months ended Sept. 30, 2005, from $580 million in the prior year to $764 million in 2005. The increase resulted primarily from the 2004 acquisitions of NUI and JISH and improved margins from Retail Energy Operations, Energy Investments and Distribution Operations due to higher pipeline replacement revenue, additional carrying costs charged to the retail marketers in Georgia for volumes of gas in storage and customer growth. Operating margin at Wholesale Services for the nine months ended Sept. 30, 2005 decreased $2 million as compared to last year.

Consolidated EBIT for the nine months ended Sept. 30, 2005, was $285 million, up $65 million or 30 percent from the prior year period, of which $43 million relates to EBIT contributions from the acquisitions of NUI and JISH. The increase also reflects improved contributions from Distribution Operations, Retail Energy Operations and Energy Investments. Wholesale Services’ EBIT decreased $6 million due to decreased operating margins and increased operating expenses.

2005 EARNINGS OUTLOOK

AGL Resources is increasing its 2005 earnings outlook to an expectation of earnings per share pf $2.35 to $2.45, up 10 cents per share from its previously reported guidance of $2.25 to $2.35 per share. This earnings expectation is based on the assumption that gas prices at Dec. 31, 2005 do not change materially from currently prevailing prices and the company’s anticipated remaining fourth quarter storage inventory withdrawal schedule as of Sept. 30, 2005 does not change due to weather or other market conditions. The occurrence of either of these events could materially impact earnings, and could result in earnings for 2005 significantly above or below the outlook.

Earnings Conference Call Webcast: To gain more insight to the statements contained herein, the AGL Resources third quarter 2005 earnings conference call and webcast, scheduled for Friday, Oct. 28, at 9 a.m. (EDT), can be accessed via the Investor Relations section of the AGL Resources website at www.aglresources.com. The webcast replay of the call will be available on the website through the close of business on Friday, Nov. 4. The telephone replay of the call can be accessed by dialing (888) 286-8010, using passcode 29364924. International callers should dial (617) 801-6888, and use the same passcode.

About AGL Resources
AGL Resources (NYSE: ATG), an Atlanta-based energy services holding company, serves 2.3 million customers in six states through its utility subsidiaries - Atlanta Gas Light, Elizabethtown Gas in New Jersey, Virginia Natural Gas, Florida City Gas, Chattanooga Gas, and Elkton Gas in Maryland. A Fortune 1000 company that ranks number 46 in the Fortune gas and electric utilities sector, AGL Resources reported 2004 revenue of $1.8 billion and net income of $153 million. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the Eastern and Midwestern United States. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to customers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company's telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements
Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "can," "could," "estimate," "expect," "forecast," “future,” "indicate," "intend," "may," “outlook,” "plan," "predict," "project,” "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations. Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products, impact of changes in state and federal legislation and regulation, actions taken by government agencies on rates and other matters, concentration of credit risk, utility and energy industry consolidation, impact of acquisitions and divestitures, direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors, interest rate fluctuations, financial market conditions and general economic conditions, uncertainties about environmental issues and the related impact of such issues, impacts of changes in weather upon the temperature-sensitive portions of the business, impacts of natural disasters such as hurricanes upon the supply and price of natural gas, acts of war or terrorism, and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake any obligation to update these statements to reflect subsequent changes.

Supplemental Information
Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company’s calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company’s operating performance than operating income or net income as determined in accordance with GAAP. In addition, the company’s EBIT or operating margin may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company’s website at www.aglresources.com under the Investor Relations section.

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AGL Resources Inc.
Condensed Statements of Consolidated Income
For the Three and Nine Months Ended
September 30, 2005 and 2004
(In millions, except per share amounts)

	Three Months			Nine Months

	9/30/2005	9/30/2004	Fav/(Unfav)	9/30/2005	9/30/2004	Fav/(Unfav)

Operating Revenues	$ 393	$ 262	$ 131	$ 1,736	$ 1,206	$ 530

Cost of Gas	191	105	(86)	972	626	(346)

Operation and Maintenance Expenses	106	83	(23)	334	257	(77)

Depreciation and Amortization	33	23	(10)	99	71	(28)

Taxes Other Than Income	9	5	(4)	30	20	(10)

Total Operating Expenses	339	216	(123)	1,435	974	(461)

Operating Income	54	46	8	301	232	69

Other Income (Loss)	-	-	-	2	2	-

Minority Interest	(2)	-	(2)	(18)	(14)	(4)

Earnings Before Interest & Taxes	52	46	6	285	220	65

Interest Expense	27	17	(10)	79	49	(30)

Earnings Before Income Taxes	25	29	(4)	206	171	35

Income Taxes	10	9	(1)	79	64	(15)

Net Income	$ 15	$ 20	$ (5)	$ 127	$ 107	$ 20

Earnings Per Common Share
Basic	$ 0.19	$ 0.31	$ (0.12)	$ 1.64	$ 1.66	$ 0.02
Diluted	$ 0.19	$ 0.31	$ (0.12)	$ 1.62	$ 1.64	$ 0.02

Shares Outstanding
Basic	77.5	65.1	12.4	77.2	64.8	12.4
Diluted	78.1	65.8	12.3	77.8	65.5	12.3

AGL Resources Inc.
EBIT Schedule
For the Three and Nine Months Ended
September 30, 2005 and 2004
(In millions, except per share amounts)

	Three Months			Nine Months

	9/30/2005	9/30/2004	Fav/(Unfav)	9/30/2005	9/30/2004	Fav/(Unfav)

Distribution Operations	$ 49	$ 48	$ 1	$ 224	$ 179	$ 45
Retail Energy Operations	7	2	5	53	41	12
Wholesale Services	(6)	(1)	(5)	-	6	(6)
Energy Investments	5	(1)	6	15	1	14
Corporate	(3)	(2)	(1)	(7)	(7)	-
Consolidated EBIT	52	46	6	285	220	65
Interest Expense	27	17	(10)	79	49	(30)
Income Taxes	10	9	(1)	79	64	(15)
Net Income	$ 15	$ 20	$ (5)	$ 127	$ 107	$ 20

Earnings per Common Share
Basic	$ 0.19	$ 0.31	$ (0.12)	$ 1.64	$ 1.66	$ (0.02)
Diluted	$ 0.19	$ 0.31	$ (0.12)	$ 1.62	$ 1.64	$ (0.02)

AGL Resources Inc.
Reconciliation of Operating Margin to Operating Revenues
For the Three and Nine Months Ended
September 30, 2005 and 2004
(In millions)

	Three Months			Nine Months

	9/30/2005	9/30/2004	Fav/(Unfav)	9/30/2005	9/30/2004	Fav/(Unfav)

Operating Revenues	$ 393	$ 262	$ 131	$ 1,736	$ 1,206	$ 530

Cost of Gas	191	105	(86)	972	626	(346)

Operating Margin	$ 202	$ 157	$ 45	$ 764	$ 580	$ 184